CNH INDUSTRIAL | CAPITAL

November 17, 2020

Titan Machinery, Inc.
644 E Beaton Dr.
West Fargo, ND 58078

Attn: Mark Kalvoda
Chief Financial Officer
via electronic mail

Re: Wholesale Floor Plan Credit Facility

Dear Mr. Kalvoda,

Titan Machinery, Inc. ("Titan") and CNH Industrial Capital America LLC ("CNHI") are parties to that Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007, as amended from time to time (the "Agreement"). This letter will confirm that, effective November 17, 2020, the total wholesale floor plan credit limit for Titan remains $360,000,000.00.

Best Regards,

CNH Industrial Capital America LLC

Chris Maki

Chris Maki, Strategic Accounts Manager

Titan agrees to the above described amendment to the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007, as amended.

Titan Machinery, Inc.

Mark Kalvoda, Chief Financial Officer